As filed with the Securities and Exchange Commission on______________

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACCESS TO MONEY, INC.
(Exact name of registrant as specified in its charter)

Delaware	93-0809419
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1101 Kings Highway N, Suite G100 Cherry Hill, New Jersey	08034
(Address of Principal Executive Offices)	(Zip Code)

2005 Omnibus Stock Incentive Plan
(Full title of the plan)

Richard B Stern
President and Chief Executive Officer
1101 Kings Highway N, Suite G100
            Cherry Hill, New Jersey  08034
(Name and address of agent for service)

                            (856) 414-9100
(Telephone number, including area code, of agent for service)

Copy to:
Vincent A. Vietti, Esq.
Stephen R. Brill, Esq.
Fox Rothschild LLP
997 Lenox Drive
3rd Floor
Lawrenceville, New Jersey 08648
(609) 896-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check	Smaller reporting company ☒
if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	1,000,000	$0.41	$410,000	$22.88

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of additional shares of common stock issuable in the event the number of outstanding shares of the Registrant is increased by stock split, reclassification, stock dividend or the like.

(2)
In connection with the 2005 Omnibus Stock Incentive Plan (the “Plan”), the Registrant previously filed (i) a registration statement on Form S-8 on September 2, 2005 under file number 333-128068 (600,000 shares), and (ii) a registration statement on Form S-8 on November 19, 2008 under file number 333-155488 identifying 1,000,000 additional shares to be registered in connection with the Plan.  This filing is solely to register 1,000,000 additional shares which may be issued pursuant to the Plan.

(3)
Estimated solely for purposes of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 based upon the average of the bid and ask price per share of common stock as reported on the Pink Sheets on September 29, 2009.

Explanatory Note

Access to Money, Inc. (the “Registrant”) hereby files this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “SEC”) to register an additional 1,000,000 shares of its common stock under Registrant’s 2005 Omnibus Stock Incentive Plan, as amended (the “Plan”). These additional securities are of the same class as other securities for which previously filed registration statements on Form S-8 relating to the Plan are effective.  Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the content of the Registration Statement on Form S-8 (Registration No. 333-155488) filed by the Registrant on November 19, 2008 with respect to the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                INCORPORATION OF DOCUMENTS BY REFERENCE.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC but that we do not include in this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or any other subsequently filed document that is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  We incorporate by reference the documents listed below that we have filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 31, 2009.

•	Our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009, filed with the SEC on August 13, 2009.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 14, 2009.

•	Our Current Reports on Form 8-K filed with the SEC on April 3, 2009, May 15, 2009, June 26, 2009, August 11, 2009 and August 17, 2009.

•	The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A, filed with the SEC on November 1, 1991 and amended on December 13, 1991.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this Registration Statement also will be deemed to be incorporated herein by reference and will automatically update and supersede information in this Registration Statement.  Nothing in this Registration Statement shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

ITEM 6.                INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of  directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant’s Certificate of Incorporation and By-Laws contain provisions eliminating the liability of directors to the extent permitted by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article X of the Registrant’s Certificate of Incorporation provides that the Registrant shall, to the maximum extent permitted under Section 145 of the DGCL, indemnify any and all persons whom it shall have the power to indemnify under that Section 145 from and against any and all of the expenses, liabilities or other matters referred to in or covered by that Section.

Article XI of the Registrant’s Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, the Registrant’s directors shall not be liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director.

The Registrant maintains directors’ and officers’ liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer of itself or any direct or indirect subsidiary, excluding certain matters including fraudulent, dishonest or criminal acts or self-dealing.

ITEM 8.                EXHIBITS.

The Exhibits furnished as part of this Registration Statement on Form S-8 are identified in the Exhibit Index immediately following the signature pages of this Registration Statement.  Such Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Cherry Hill, State of New Jersey on October 5, 2009.

ACCESS TO MONEY, INC.

By:	/s/ Richard B. Stern
Name:	Richard B. Stern
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard B. Stern and Michael J. Dolan (or any of them), as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or of his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard B. Stern	President and Chief Executive Officer	October 5, 2009
Richard B. Stern	(principal executive officer)

/s/ Michael J. Dolan	Chief Financial Officer	October 5, 2009
Michael J. Dolan	(principal financial and accounting officer)

/s/ Douglas B. Falcone	Director	October 5, 2009
Douglas B. Falcone

/s/ Kenneth Paull	Director	October 5, 2009
Kenneth Paull

/s/ Ethan S. Buyon	Director	October 5, 2009
Ethan S. Buyon

/s/ Thomas S. McNamara	Director	October 5, 2009
Thomas S. McNamara

/s/ Michael E. Venezia	Director	October 5, 2009
Michael E. Venezia

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Fox Rothschild LLP as to the legality of shares being registered
23.1	Consent of Fox Rothschild LLP (included in opinion of counsel filed as Exhibit 5.1)
23.2	Consent of McGladrey & Pullen LLP
24.1	Power of Attorney (set forth on signature page of this Registration Statement)